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                                                                    EXHIBIT 12.2
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO COMBINED
FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

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                                              Nine Months                 Year Ended December 31
                                                Ended
                                              September 30
                                                  2001       2000        1999        1998      1997     1996
                                                                     (in millions, except ratios)
                                              ------------------------------------------------------------------
Earnings

Income (Loss) Before Income Taxes               $629.6       $  865.6      $(165.5)    $  920.2  $  916.7  $567.8
Fixed Charges                                    138.9          197.1        155.2        138.3     101.1    71.9
                                                ------       --------      -------     --------  --------  ------
Adjusted Earnings                               $768.5       $1,062.7      $ (10.3)    $1,058.5  $1,017.8  $639.7
                                                ======       ========      =======     ========  ========  ======


Combined Fixed Charges and Preferred
      Stock Dividends

Interest and Debt Expense                       $128.1       $  181.8      $ 137.8     $  119.9  $   84.9  $ 58.5
Amortization of Deferred Debt Costs                1.9            2.4          2.4          3.3       0.7       -
Portion of Rents Deemed
      Representative of Interest (a)               8.9           12.9         15.0         15.1      15.5    13.4
Preferred Stock Dividends                            -              -            -          2.9      19.5    19.5
                                                ------       --------      -------     --------  --------  ------
Total Combined Fixed Charges and
                                               =======       ========      =======     ========  ========  ======
      Preferred Stock Dividends                 $138.9       $  197.1      $ 155.2     $  141.2  $  120.6  $ 91.4
                                                ======       ========      =======     ========  ========  ======

Ratio of Earnings to Combined
      Fixed Charges and Preferred Stock
      Dividends                                    5.5            5.4         (0.1)         7.5       8.4     7.0
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(a) Generally deemed to be one-third of rental expense.